UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2004

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon	0-21789	93 - 0572810
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.

360 E. Jackson Street, Medford, Oregon	97501
Address of Principal Executive Office	Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report) Not applicable

Item 7. Financial Statements and Exhibits

                     (a) Financial statements of business acquired.

                                             Not applicable.

                       (b) Pro forma financial information.

                                             Not applicable.

                       (c) Exhibits.

                                             The following Exhibits are filed as part of this Report.

                                             Exhibit 99

                                             Press Release

  Item 9. Regulation FD Disclosure

                     On July 22, 2004, Lithia Motors, Inc. issued a press release announcing a quarterly cash dividend at $0.08 per share. All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

                   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)

Date: July 22, 2004	By: /s/ Kenneth E. Roberts
Kenneth E. Roberts
Assistant Secretary

Exhibit 99

LITHIA MOTORS INC. RAISES QUARTERLY DIVIDEND TO $0.08 PER SHARE
FOR THE SECOND QUARTER OF 2004

MEDFORD, OREGON, July 22, 2004 (6:00 a.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) today announced that the Board of Directors has approved a dividend of $0.08 per share for the second quarter of 2004. This is the fifth consecutive quarterly dividend for the company. Lithia inaugurated its first quarterly dividend of $0.07 per share in the second quarter of 2003. Shareholders of record as of August 2, 2004 will receive the dividend that will be payable August 16, 2004.

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 83 stores and 152 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 95,255 new and used vehicles and had $2.51 billion in total revenue in 2003.

Additional Information

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer (541) 776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Director Investor Relations at (541) 776-6819 or log-on to: www.lithia.com - go to About Lithia - Investor Relations.